As filed with the Securities and Exchange Commission on February 22, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Oracle Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	54-2185193 (I.R.S. Employer Identification No.)
500 Oracle Parkway
Redwood City, California 94065
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Siebel Systems, Inc. 1996 Equity Incentive Plan
Siebel Systems, Inc. 1996 Supplemental Stock Option
Siebel Systems, Inc. 1998 Equity Incentive Plan
InterActive WorkPlace, Inc. 1996 Stock Option Plan
Janna Systems Inc. Amended and Restated Share Compensation Plan
nQuire Software, Inc. 1997 Employee Stock Option and Compensation Plan
OnLink Technologies, Inc. 1998 Stock Plan
OnTarget, Inc. 1999 Stock Award Plan
OpenSite Technologies, Inc. 1998 Stock Option Plan
Sales.Com, Inc. 1999 Equity Incentive Plan
Options Granted Outside of Sales.com, Inc. 1999 Equity Incentive Plan
SalesRepsOnline.com, Inc. 2000 Stock Option/Stock Issuance Plan
Scopus Technology, Inc. 1991 Stock Option Plan
Scopus Technology, Inc. 1995 Director Option Plan
(Full Title of the Plan)

Daniel Cooperman
Senior Vice President, General Counsel & Secretary
Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
(650) 506-7000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
copies to:
William Aaronson, Esq.
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Telephone: (650) 752-2000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount Of
To Be Registered	Registered (1)(2)(3)	Per Share	Price	Registration Fee
Common Stock, par value $0.01 per share (1)	79,800,788	$12.32 (4)	$983,145,708	$105,197

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 79,800,788 shares of the common stock of Oracle Corporation (the “Registrant”), par value $0.01 (the “Common Stock”), issuable pursuant to equity awards assumed by the Registrant in connection with its acquisition of Siebel Systems, Inc.
(2)	Includes rights (“Rights”) issuable pursuant to the Preferred Share Rights Agreement dated January 31, 2006.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(4)	Computed solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on February 21, 2006.

EXPLANATORY NOTE
As a result of the consummation on January 31, 2006 of the transactions contemplated by the Agreement and Plan of Merger dated as of September 12, 2005 (the “Merger Agreement”), by and among Oracle Systems Corporation, formerly known as Oracle Corporation (“Oracle Systems”), Siebel Systems, Inc. (“Siebel Systems”), the Registrant (formerly known as Ozark Holding Inc.), Ozark Merger Sub Inc., and Sierra Merger Sub Inc., the Registrant assumed the outstanding equity awards of Siebel Systems.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
1.	Oracle Systems’ Annual Report on Form 10-K/A for the fiscal year ended May 31, 2005, filed by Oracle Systems pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and filed by the Registrant as Annex D to Registrant’s registration statement on Form S-4 (Reg. No. 333-129139), as amended, filed on December 29, 2005.

2.	Oracle Systems’ Quarterly Report on Form 10-Q/A for the fiscal quarter ended August 31, 2005, filed by Oracle Systems with the Commission pursuant to Section 13 of the Exchange Act and filed by the Registrant with the Commission on December 29, 2005 as Annex E to Registrant’s registration statement on Form S-4 (Reg. No. 333-129139), as amended.

3.	Oracle Systems’ Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2005, filed by Oracle Systems with the Commission pursuant to Section 13 of the Exchange Act and filed by the Registrant with the Commission on January 18, 2006 as part of Registrant’s registration statement on Form S-4 (Reg. No. 333-129139), as amended, pursuant to Rule 424(b)(3).

4.	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 6, 2006 (except with respect to the items furnished but not filed), February 9, 2006 (except with respect to the items furnished but not filed), and February 15, 2006, pursuant to Section 13 of the Exchange Act.

5.	Oracle Systems’ Current Reports on Form 8-K filed with the Commission on June 27, 2005, August 8, 2005, August 30, 2005, September 9, 2005, September 12, 2005, September 15, 2005, October 13, 2005, November 3, 2005, November 9, 2005, November 14, 2005, January 11, 2006, January 17, 2006, January 20, 2006, and January 31, 2006 pursuant to Section 13 of the Exchange Act.

6.	The description of the Registrant’s Common Stock included in the Registrant’s registration statement on pages 101 through 102 of Form S-4, as amended (Reg. No. 333-129139), filed with the Commission on December 29, 2005, and the description of the Rights included in the registration statements of Oracle Systems on Form 8-A (as amended) filed on December 10, 1990, January 24, 1994, March 31, 1998 and March 22, 1999, including any amendments or reports filed for the purpose of updating such descriptions.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Jacklyn J. Park, who is issuing the opinion of the Registrant’s Legal Department on the legality of the Registrant’s Common Stock offered hereby, is a senior corporate counsel to the Registrant and holds Common Stock of the Registrant and employee stock options to purchase Common Stock of the Registrant.
Item 6. Indemnification of Directors and Officers
     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. The directors’ liability will be further limited to the extent permitted by any future amendments to the Delaware General Corporation Law authorizing the further limitation or elimination of the liability of directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, officers and employees, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant’s request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors, officers and employees in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of the law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (iv) the Registrant is required to maintain director and officer liability insurance to the extent it determines that such insurance is reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.
     The Registrant has entered into indemnification agreements with its directors and officers containing provisions which provide for the indemnification of such director or officer, as applicable, to the fullest extent permitted by Delaware law.

     The indemnification provisions in the Bylaws, and any indemnification agreements entered into between the Registrant and its directors or officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.
Item 7. Exemption From Registration Claimed
     Not Applicable.
Item 8. Exhibits

Exhibit No.	Description

4.1	Preferred Shares Rights Agreement, dated January 31, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on February 6, 2006)
5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page hereto)
Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 22nd day of February, 2006.

ORACLE CORPORATION
By:	/s/ Daniel Cooperman
	Name:	Daniel Cooperman
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Safra A. Catz, Jennifer L. Minton and Daniel Cooperman, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence J. Ellison	Chief Executive Officer and Director	February 22, 2006
Lawrence J. Ellison	(Principal Executive Officer)

/s/ Safra A. Catz	President and Chief Financial Officer and Director	February 22, 2006
Safra A. Catz	(Principal Financial Officer)

/s/ Jennifer L. Minton	Senior Vice President, Finance and Operations and Chief Accounting Officer	February 22, 2006
Jennifer L. Minton	(Principal Accounting Officer)

/s/ Jeffrey O. Henley	Chairman of the Board of Directors	February 22, 2006
Jeffrey O. Henley

/s/ Jeffrey Berg	Director	February 22, 2006
Jeffrey Berg

Signature	Title	Date

/s/ H. Raymond Bingham	Director	February 22, 2006
H. Raymond Bingham

/s/ Michael J. Boskin	Director	February 22, 2006
Michael J. Boskin

/s/ Hector Garcia-Molina	Director	February 22, 2006
Hector Garcia-Molina

/s/ Joseph A. Grundfest	Director	February 22, 2006
Joseph A. Grundfest

/s/ Jack F. Kemp	Director	February 22, 2006
Jack F. Kemp

/s/ Donald L. Lucas	Director	February 22, 2006
Donald L. Lucas

Director
Charles E. Phillips, Jr.

/s/ Naomi O. Seligman	Director	February 22, 2006
Naomi O. Seligman

Exhibit Index

Exhibit No.	Description

4.1	Preferred Shares Rights Agreement, dated January 31, 2006 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on February 6, 2006)
5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page hereto)